UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Achillion Pharmaceuticals, Inc.

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Achillion Pharmaceuticals, Inc.

1777 Sentry Parkway West, VEVA Building #14 Suite 200

Blue Bell, Pennsylvania 19422

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 19, 2019

December 2, 2019

These Definitive Additional Materials amend and supplement the Definitive Proxy Statement dated November 21, 2019 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about November 21, 2019, by Achillion Pharmaceuticals, Inc., a Delaware corporation (“Achillion”, the “Company”, “we”, “us”, or “our”), for a special meeting of stockholders of the Company to be held on December 19, 2019, at 9:00 a.m. Eastern time, at The Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated October 15, 2019, by and among Achillion, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Alexion”), and Beagle Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Alexion (“Merger Sub”), including the form of CVR Agreement to be entered into at or prior to the effective time of the Merger by Alexion and a rights agent mutually acceptable to Alexion and Achillion. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Achillion, and Achillion will continue as the surviving corporation and as a wholly owned subsidiary of Alexion (the “Merger”).

If any stockholders have not already submitted a proxy for use at the special meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please call our proxy solicitor Innisfree M&A Incorporated toll free at (888) 750-5834, from the U.S. and Canada, or +1 (412) 232-3651, from other locations.

The information contained herein speaks only as of December 2, 2019 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Achillion believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however to avoid the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such action, Achillion wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. Supplemental disclosure is indicated by underlines and strikethroughs as appropriate.

Each of the disclosure under the section entitled “Summary – Legal Proceedings Regarding the Merger” and the section entitled “The Merger – Legal Proceedings Regarding the Merger” is hereby supplemented by replacing each of the paragraph entitled “Stockholder Litigation” with the paragraph immediately below, which amends each paragraph entitled “Stockholder Litigation” on page 9 and page 73, respectively, by stating there are eight (8) stockholder actions filed and adding the underlined language:

Beginning on November 6, 2019, eight (8) purported Achillion stockholders filed actions in federal courts in Delaware, Pennsylvania, and New York, captioned Wang v. Achillion Pharmaceuticals, Inc., et al., Case No. 1:19-cv-02104-RGA (D. Del.), Rosenblatt v. Achillion Pharmaceuticals, Inc., et al., Case No. 1:19-cv-02112-RGA (D. Del.), Orende v. Achillion Pharmaceuticals, Inc., et al., Case No. 2:19-cv-05281-MAK (E.D. Pa.), Petit-Frere v. Achillion Pharmaceuticals Inc., et al., Case No. 1:19-cv-10602-JMF (S.D.N.Y.), Hand v. Achillion Pharmaceuticals, Inc., et al., Case No. 1:19-cv-06456-CBA-ST (E.D.N.Y.), Atto v. Achillion Pharmaceuticals, Inc., et al., Case No. 1:19-cv-10807-JMF (S.D.N.Y.), Greene v. Achillion Pharmaceuticals, Inc., et al., Case No. 1:19-cv-10945-UA (S.D.N.Y.), and Petrella v. Achillion Pharmaceuticals, Inc., et al., Case No. 1:19-cv-10974-UA (S.D.N.Y.), alleging claims related to the Merger. The complaints name as defendants Achillion and the Board of Directors. The complaints allege, among other things, claims under Sections 14(a) and 20(a) of the Exchange Act asserting that the preliminary proxy statement filed by Achillion in connection with the Merger is materially incomplete and misleading, and the Orende complaint also alleges claims for breach of fiduciary duties in connection with the Merger. The Rosenblatt and Orende actions seek to allege claims on behalf of a putative class of stockholders of Achillion. The complaints seek to enjoin the Merger (or, in the alternative, to rescind the Merger or receive an award of recessionary damages in the event the Merger is completed), a declaration that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and an award of costs and attorneys’ and expert fees. The defendants believe these complaints are without merit.

The disclosure under the section entitled “The Merger – Background of the Merger” is hereby supplemented by adding the following underlined language to the eleventh paragraph on page 37:

On June 27, 2019, the Board of Directors held a meeting, which included members of senior management, and representatives of Centerview and Skadden. During the meeting, members of senior management discussed with the Board of Directors the financial projections prepared by management, the implied valuation of the June 21 Proposal and the discussions with Alexion leading to such proposal, and Centerview shared preliminary illustrative financial analyses of Achillion. For more information on these projections, see the section of this proxy statement captioned “— Certain Financial Projections,” beginning on page 54 of this proxy statement.

The disclosure under the section entitled “The Merger – Background of the Merger” is hereby supplemented by adding the following underlined language to the sixth paragraph on page 40:

On September 26 and 27, 2019, the Board of Directors held a regularly-scheduled two-day in-person meeting in New York, New York, where the Board of Directors discussed the potential entry into a strategic transaction with Alexion or Company A, and various matters in the ordinary course of Achillion’s business. Skadden attended the meeting session regarding a potential transaction via teleconference while Centerview attended in person. The Board of Directors discussed the most recent developments with respect to Achillion’s product candidates and the expected timeline for certain developments. Mr. Gibney reported on his latest discussions with Dr. Sarin, his guidance to her to improve the Alexion offer, and her response. Management discussed with the Board of Directors financial projections prepared by management and the underlying assumptions and methodologies and representatives of Centerview discussed with the Board of Directors the preliminary illustrative financial analyses of Centerview based on these projections. For more information on these projections, see the section of this proxy statement captioned “— Certain Financial Projections,” beginning on page 54 of this proxy statement.

The disclosure under the section entitled “The Merger – Background of the Merger” is hereby supplemented by adding the following underlined language to the fifth paragraph on page 42:

On October 15, 2019, the Board of Directors held a meeting, attended by members of senior management and representatives of Centerview and Skadden. Representatives of Skadden reviewed with the Board of Directors the resolution of the remaining open legal issues and the final material terms of the Merger Agreement and the CVR Agreement for the proposed transaction. Management discussed with the Board of Directors the financial projections and the underlying assumptions and methodologies, including changes in such projections since the Board last reviewed the projections on October 1, 2019, as the result of further analysis by management of the potential market for Achillion’s product candidates. Such further analysis incorporated the potential impact on the pricing of ACH-5228 overall if such compound were approved for a larger orphan nephrology indication in addition to the treatment of PNH, where the pricing of drugs in this larger orphan indication is expected to be lower than the pricing of drugs in PNH. Management discussed with the Board of Directors that the pricing of ACH-5228 overall would be reduced if Achillion were to successfully expand into a larger orphan nephrology indication, since it is unlikely that the dosing of ACH-5228 in patients in the second indication would be materially different than the dosing in patients with PNH, and that accordingly, management adjusted the pricing assumptions for ACH-5228.

The disclosure under the section entitled “The Merger – Opinion of the Achillion’s Financial Advisor – Selected Public Company Analysis” is hereby supplemented by adding the following underlined language to the fourth paragraph on page 51:

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of Enterprise Values of $250 million to $450 million. In selecting this range of Enterprise Values, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Achillion and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related, among other things, to the differing sizes, growth prospects and degree of operational risk between Achillion and such target companies. Applying this range of Enterprise Value and adding to it Achillion’s estimated net cash of $190 million as of December 31, 2019, as set forth in the Internal Data, resulted in an implied per share equity value range for the shares of approximately $3.11 to $4.43. Centerview then compared this range to the illustrative assumed per share merger consideration.

The disclosure under the section entitled “The Merger – Opinion of Achillion’s Financial Advisor – Selected Precedent Transactions Analysis” is hereby supplemented by adding the following underlined language to the fifth paragraph on page 51:

Centerview reviewed and compared certain information relating to the following selected biopharmaceutical transactions that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Achillion and the Transaction. These transactions were selected, among other reasons, because their participants (i.e., pre-commercial rare disease focused biopharmaceutical companies), size or other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business and/or financial characteristics that, for purposes of this analysis, may be considered similar to those of Achillion.

The disclosure under the section entitled “The Merger – Opinion of Achillion’s Financial Advisor – Selected Precedent Transactions Analysis” is hereby supplemented by adding the following underlined language to the third full paragraph on page 52:

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of Transaction Values of $400 million to $925 million. In selecting this range of Transaction Values, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Achillion and the target companies included in the selected transactions and other factors that could affect each transaction or other values in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related, among other things, to the differing sizes, growth prospects and degree of operational risk between Achillion and the selected comparable companies. Applying this range of Transaction Values and adding to it Achillion’s estimated net cash of $190 million as of December 31, 2019, as set forth in the Internal Data, resulted in an implied per share equity value range for the shares of approximately $4.10 to $7.54. Centerview then compared this range to the illustrative assumed per share merger consideration.

The disclosure under the section entitled “The Merger – Opinion of the Achillion’s Financial Advisor – Discounted Cash Flow Analysis” is hereby supplemented by adding the following underlined language to the final paragraph on page 52:

In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of Achillion reflected in the Management Projections for the years from 2020 through 2038, based on a cash tax rate of 25% after utilization of federal net operating losses and credits (as set forth in the Management Projections), and an implied terminal value of Achillion, assuming that Achillion’s unlevered free cash flows would decline in perpetuity after December 31, 2038, at a rate of free cash flow decline year- over-year of 80.0% (which perpetuity decline rate was based on considerations that Centerview deemed relevant in its professional judgment and experience).

The disclosure under the section entitled “The Merger – Opinion of Achillion’s Financial Advisor – Discounted Cash Flow Analysis” is hereby supplemented by adding the following underlined language to, and deleting the following struck through text in, the first paragraph on page 53:

The unlevered free cash flows were then discounted to present values using a range of discount rates from 11.0% to 13.0% using a mid-year convention. This range of discount rates was based on Centerview’s analysis of Achillion’s weighted average cost of capital using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for comparable group companies, market risk and size premia. The terminal value was also discounted to present values using such range of discount rates, resulting in a range of present values of the terminal value of approximately $2 million to approximately $3 million. In performing its discounted cash flow analysis, Centerview adjusted for (i) net present value of tax savings from usage of federal net operating losses of $541 million as of December 31, 2018 plus $70 million in estimated 2019 losses, as set forth in the Management Projections, (ii) estimated net cash of $190 million as of December 31, 2019. See the section entitled “The Merger — Certain Financial Projections,” beginning on page 54 of this proxy statement. Centerview divided the results of each of the foregoing calculations by Achillion’s fully diluted shares outstanding (calculated based on approximately 139.9 million shares of common stock outstanding and, using the treasury stock method ~~and taking into account~~ , the dilutive impact of approximately 15 million outstanding ~~in-the-money~~ options with a weighted average exercise price of $3.83) as of October 14, 2019 based on the Internal Data and adjusted for the cash to be received and shares to be issued in an assumed $150 million equity financing at a 10% discount to an illustrative 2020 price of $4.00 per share.

The disclosure under the section entitled “The Merger – Opinion of Achillion’s Financial Advisor – Other Factors” is hereby supplemented by adding the following sentence and table immediately before the last sentence in the third bullet point on page 53:

The premiums paid in the selected transactions are summarized below:

Date Announced	Target	Acquiror	1-Day Premium (%)
10/10/19	Ra Pharmaceuticals, Inc.	UCB S.A.	111
03/04/19	Nightstar Therapeutics Limited	Biogen Inc.	68
02/25/19	Clementia Pharmaceuticals Inc.	Ipsen S.A.	67
04/11/18	Wilson Therapeutics AB	Alexion Pharmaceuticals, Inc.	70
11/24/14	Prosensa Holding N.V.	BioMarin Pharmaceutical Inc.	55

The disclosure under the section entitled “The Merger – Certain Financial Projections” is hereby supplemented by adding the underlined language, the table and the footnotes to page 56 immediately after the first full paragraph on page 56:

The following table provides a summary of the risk-adjusted management projections on a non-GAAP basis as the Achillion management discussed with the Board of Directors on June 27, 2019 (the “First Management Projections”).

The First Management Projections were not relied on by the Board of Directors or Centerview in the preparation of its fairness opinion. Stockholders are cautioned not to place any reliance on the First Management Projections, which the Board of Directors believes are unreliable, stale and not material to any stockholder decision.

The First Management Projections are being included solely for informational purposes so that stockholders can understand various changes to the predictions of Achillion’s future financial performance by Achillion management following developments in the operations of Achillion’s business over the normal passage of time and the Board of Director’s continued inquiry into the considerations underlying Achillion management’s projections during this period. For a detailed description of the reasons for these various changes, please see the section entitled “— Background of the Merger,” beginning on page 35 of this proxy statement. The Management Projections as delivered to the Board of Directors on October 15, 2019 represent Achillion management’s best estimate of the future performance of the business.

$MM	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Product Revenue	—	—	—	24	55	109	176	238	281	324	348	359	366	374	382	387	379	379	191
Total Partner Payments	10	—	99	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Total Revenues	10	—	99	24	55	109	176	238	281	314	348	359	366	374	382	387	379	379	191
Total Gross Profit	10	—	99	23	54	106	170	230	270	303	335	345	353	360	368	373	365	364	184
R&D Expense	(26)	(50)	(26)	(23)	(13)	(9)	(10)	(9)	(9)	(9)	(8)	(9)	(9)	(9)	(9)	(10)	(10)	(10)	(11)
S&M Expense	—	—	(7)	(11)	(14)	(18)	(21)	(24)	(23)	(25)	(26)	(27)	(28)	(28)	(29)	(30)	(26)	(27)	–
G&A Expense	(47)	(50)	(40)	(42)	(29)	(30)	(31)	(32)	(33)	(34)	(35)	(36)	(37)	(38)	(39)	(40)	(41)	(43)	(21)
Total Operating Expenses	(74)	(100)	(73)	(75)	(56)	(57)	(61)	(65)	(64)	(67)	(69)	(71)	(73)	(75)	(77)	(79)	(78)	(80)	(32)
Operating Income	(64)	(100)	26	(52)	(2)	48	109	165	206	236	265	274	279	285	290	294	288	285	152
Unlevered Free Cash Flow	(64)	(100)	23	(53)	(5)	34	79	122	153	175	199	205	209	213	218	220	216	221	122

The following table provides a summary of the risk-adjusted management projections on a non-GAAP basis as the Achillion management discussed with the Board of Directors on September 26, 2019 and October 1, 2019 (the “Second Management Projections”).

The Second Management Projections were not relied on by the Board of Directors or Centerview in the preparation of its fairness opinion. Stockholders are cautioned not to place any reliance on the Second Management Projections, which the Board of Directors believes are unreliable, stale and not material to any stockholder decision.

The Second Management Projections are being included solely for informational purposes so that stockholders can understand various changes to the predictions of Achillion’s future financial performance by Achillion management following developments in the operations of Achillion’s business over the normal passage of time and the Board of Director’s continued inquiry into the considerations underlying Achillion management’s projections during this period. For a detailed description of the reasons for these various changes, please see the section entitled “— Background of the Merger,” beginning on page 35 of this proxy statement. The Management Projections as delivered to the Board of Directors on October 15, 2019 represent Achillion management’s best estimate of the future performance of the business.

$MM	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Product Revenue	—	—	—	24	46	96	169	245	300	357	409	438	454	462	471	478	418	391	197
Total Partner Payments	10	—	133	—	—	10	—	15	—	—	—	—	—	—	—	—	—	—	—
Total Revenues	10	—	133	24	46	106	169	260	300	357	409	438	454	462	471	478	418	391	197
Total Gross Profit	10	—	133	23	45	103	163	252	291	346	396	425	440	449	457	464	404	377	190
R&D Expense	(22)	(82)	(59)	(25)	(16)	(11)	(10)	(10)	(10)	(9)	(8)	(9)	(9)	(9)	(9)	(10)	(10)	(10)	(11)
S&M Expense	—	—	(7)	(8)	(14)	(17)	(19)	(22)	(21)	(23)	(25)	(25)	(26)	(26)	(27)	(28)	(26)	(27)	—
G&A Expense	(47)	(50)	(40)	(42)	(29)	(30)	(31)	(32)	(33)	(34)	(35)	(36)	(37)	(38)	(39)	(40)	(41)	(43)	(21)
Total Operating Expenses	(70)	(131)	(106)	(74)	(59)	(57)	(60)	(64)	(63)	(65)	(68)	(69)	(71)	(73)	(76)	(78)	(77)	(80)	(32)
Operating Income	(60)	(131)	27	(51)	(14)	45	103	187	228	281	329	355	369	375	382	386	327	298	158
Unlevered Free Cash Flow	(60)	(131)	20	(52)	(16)	31	75	139	169	209	246	266	276	281	286	290	245	231	126

The disclosure under the section entitled “The Merger – Certain Financial Projections” is hereby supplemented by adding the underlined language and replacing the existing table and the footnotes on page 56 with the table and the footnotes immediately below:

The following table provides a summary of the risk-adjusted Management Projections on a non-GAAP basis as the management discussed with the Board of Directors on October 15, 2019:

$MM	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Product Revenue	—	—	—	24	46	96	160	229	282	338	389	417	432	440	448	454	378	343	173
Total Partner Payments (1)	10	—	133	—	—	10	15	—	—	—	—	—	—	—	—	—	—	—	—
Total Revenues	10	—	133	24	46	106	175	229	282	338	389	417	432	440	448	454	378	343	173
Total Gross Profit (2)	10	—	133	23	45	103	169	221	273	328	377	405	420	428	435	441	366	331	167
R&D Expense	(22)	(82)	(59)	(25)	(16)	(11)	(10)	(10)	(10)	(9)	(8)	(9)	(9)	(9)	(9)	(10)	(10)	(10)	(5)
S&M Expense	—	—	(7)	(8)	(14)	(17)	(19)	(21)	(20)	(22)	(24)	(24)	(25)	(26)	(26)	(27)	(25)	(26)	(13)
G&A Expense	(47)	(50)	(40)	(42)	(29)	(30)	(31)	(32)	(33)	(34)	(35)	(36)	(37)	(38)	(39)	(40)	(41)	(43)	(21)
Total Operating Expenses	(70)	(131)	(106)	(74)	(59)	(57)	(60)	(64)	(63)	(65)	(67)	(69)	(71)	(73)	(75)	(77)	(77)	(79)	(40)
Operating Income	(60)	(131)	27	(51)	(14)	45	109	157	211	263	311	336	349	355	361	365	289	252	127
Unlevered Free Cash Flow (3)	(60)	(131)	21	(52)	(15)	32	80	116	157	196	232	252	262	266	270	273	218	190	102

(1)	Total Partner Payments, as presented herein, reflects assumed upfront and/or milestone payments on a probability-adjusted basis.
(2)	Total Gross Profit, as presented herein, reflects Total Revenues, less costs of goods sold.
(3)

Unlevered Free Cash Flow, as presented herein, reflects Operating Income, less tax expense if profitable, plus depreciation and amortization, less capital expenditures, and less change in net working capital. Unlevered free cash flow is a non-GAAP financial measure.